Exhibit 23a

                         Consent of Independent Auditors

  We consent to the incorporation by reference in this Registration Statement (Form S-8) of BellSouth Corporation, for the registration of 20 million shares of its common stock for the BellSouth Corporation Stock and Incentive Compensation Plan, of our report dated February 6, 2004 (except for Note 18, as to which the date is February 17, 2004), with respect to the consolidated financial statements of Cingular Wireless LLC (not included separately therein), included in BellSouth Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.




                              /s/ Ernst & Young LLP



Atlanta, Georgia
April 29, 2004